EXHIBIT 99.5
ENVIRONMENTAL INDEMNITY AGREEMENT
(Mezzanine Loan)
     THIS ENVIRONMENTAL INDEMNITY AGREEMENT (“Agreement”) is made as of                     , 20     , by                      (“Borrower”) and APARTMENT ASSETS, LLC, a Delaware limited liability company (“Member”) (Borrower and Member are jointly and severally the “Indemnitors”), for the benefit of SECURED PRINCIPAL, LLC, a Delaware limited liability company (“Lender”), and its successors and assigns.
RECITALS
     A. Lender has made or expects to make a loan (the “Loan”) in the principal amount of $                     to Borrower evidenced by a promissory note (the “Note”) dated the date of this Agreement.
     B. Member is the sole member of Borrower. Borrower has issued to Member a membership interest in Borrower (the “Membership Interest”) represented by a certificate (the “Certificate”). As security for Member’s obligations under this Guaranty, Member has granted to Lender a security interest in the Membership Interest and delivered the Certificate to Lender pursuant to a Security Agreement of even date made by Member, as Pledgor, in favor of Lender, as Secured Party (the “Security Instrument”).
     C. The Loan is made for the purpose of acquiring, developing, rehabilitating and owning certain real property owned by Borrower and more particularly described on Exhibit A (the “Property”).
     D. It is the intent of Indemnitors and Lender that this Agreement shall not be secured by the Security Instrument or any other document or instrument that secures the Note or other obligations of Indemnitors and that this Agreement shall be an independent, unsecured obligation, separate from Indemnitors’ other covenants and obligations set forth in the Note, the Security Instrument and the other loan documents executed and delivered by Indemnitors to Lender (collectively, the “Loan Documents”).
AGREEMENT
     NOW, THEREFORE, in consideration of the Loan, Indemnitors agree, represent and warrant as follows for the benefit of Lender and its successors and assigns:
     1. Definition. For purposes of this Agreement, “Hazardous Substance” means any hazardous or toxic substance, material or waste, including, but not limited to:
          (a) those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.01) or by the Environmental Protection Agency hazardous substances (40 CFR Part 302);
          (b) oil or other petroleum products; flammable explosives; asbestos; urea formaldehyde insulation; radioactive materials; hazardous wastes; fungus, mold, mildew, spores or other biological or microbial agents the presence of which may affect human health, impair occupancy or materially affect the value or utility of the Premises; toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations and/or other applicable Hazardous Materials Laws, ordinances or regulations;
          (c) those substances, materials and wastes that are or become regulated under any applicable federal, state or local law, ordinance, rule, regulation or court decision (“Applicable Laws”), relating to the protection of the environment or human health;

          (d) any material or substance, the presence of which require investigation or response under any Hazardous Materials Laws or any substance or matter imposing liability for cleanup costs or expenses on any person or entity on any basis;
          (e) any material or substance that constitute a nuisance, trespass, or health or safety hazard to Person or neighboring properties;
          (f) any material or substance that consists of underground or aboveground storage tanks, whether empty, filled, or partially filled with any substance;
All references to statutes, ordinances, rules and regulations in this Section 1 include all amendments of and successors to the same.
     2. Representations and Warranties; Compliance With Law. Indemnitors represent and warrant to Lender that, to the best of Indemnitors’ knowledge and except as otherwise disclosed in any written environmental report provided to Lender in connection with the Loan: (a) all operations or activities upon, or any use or occupancy of the Property, or any portion thereof, by Indemnitors, any tenant, occupant or other user of the Property, or any portion thereof, is presently and has in the past been in all material respects in compliance with all Applicable Laws governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal of any Hazardous Substance; (b) there are not now, nor have there ever been tanks or facilities on, under or at the Property that contain or contained materials that, if known to be present in the air, soils, groundwater or surface water, would require cleanup, removal or other remedial action under any Applicable Laws; and (c) Indemnitors have not at any time engaged in or permitted, nor has any prior owner or any prior or existing tenant, occupant or other user of the Property, or any portion thereof, engaged in or permitted, any material dumping, discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of any Hazardous Substance, at, on, in, above, under or about the Property or any portion thereof. Indemnitors shall take all actions necessary to ensure that, from and after the date of this Agreement, all operations or activities upon, or any use or occupancy of the Property, or any portion thereof, by Indemnitors, any tenant, occupant or other user of the Property, or any portion thereof, shall be in all material respects in compliance with all Applicable Laws governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal of any Hazardous Substance.
     3. Indemnification. Indemnitors, and if any Indemnitor is a partnership, each general partner of such Indemnitor (such general partners are included in references to the “Indemnitors”), jointly and severally, shall indemnify, protect, defend (with counsel satisfactory to Lender) and hold Lender, and Lender’s successors and assigns, and the directors, officers, shareholders, employees, members, agents and contractors of Lender, and of Lender’s successors and assigns (all of the foregoing are referred to, collectively, as the “Indemnified Parties”), harmless for, from and against any and all claims (including without limitation third-party claims for personal injury or real or personal property damage), actions, administrative proceedings (including both formal and informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interest and losses, including reasonable attorneys’ and paralegals’ fees and expenses (including any and all such fees and expenses incurred in enforcing this Agreement or collecting sums due hereunder), consultant fees and expert fees, together with all other costs and expenses of any kind or nature (collectively, the “Costs”) that arise directly or indirectly from or in connection with the presence, suspected presence, release, or suspected release of any Hazardous Substance in the Property or in or into the air, soil, groundwater or surface water at, on, about, above, under or within the Property, or any portion thereof. The indemnification provided in this paragraph shall specifically apply to and include claims or actions brought by or on behalf of employees of any Indemnitor or of any past, present or future tenants, occupants or other users of the Property, and each Indemnitor hereby expressly waives any immunity to which such Indemnitor may otherwise be entitled under any industrial or worker’s compensation laws in connection with the foregoing. If Lender or any other Indemnified Party suffers or incurs any such Costs, Indemnitors shall pay to Lender or such other Indemnified Party, as applicable, the total of all such Costs suffered or incurred by Lender or such other Indemnified Party, as applicable, ten days after written demand therefor by the Indemnified Party entitled to such payment. Without limiting the generality of the foregoing, the indemnification provided by this paragraph 3 shall specifically cover Costs, including capital, operating, and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any cleanup, containment, remedial, removal or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any nongovernmental entity or person because of the presence, suspected presence, release, or suspected release of any Hazardous Substance in the Property or in or into the air, soil, groundwater or surface water at, on, about, above, under or within the Property (or any portion thereof) and any claims of third parties for loss or damage due to such Hazardous Substance. In addition the indemnification provided by this paragraph 3 shall include, without limitation, all loss or damage sustained by Lender or any other Indemnified Party due to any Hazardous Substance: (a) that is present or suspected to be present in the Property or in the air, soil, groundwater or surface water at, on, about, above, under or within the Property (or any portion thereof) at any time; or (b) that migrates, flows, percolates, diffuses or in any way moves onto, into or under the air, soil, groundwater or surface water at, on, about, above, under or within the Property (or any portion thereof) at any time.

Notwithstanding anything to the contrary set forth in this Agreement, the indemnification provided by this paragraph 3 shall not extend to any Costs incurred by an Indemnified Party that are finally determined by a court of competent jurisdiction to have been incurred as a result of such Indemnified Party’s gross negligence or intentional misconduct.
     4. Remedial Work. If any investigation or monitoring of site conditions or any cleanup, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any Applicable Laws, by any judicial order, or by any governmental entity, or in order to comply with any agreement affecting the Property because of or in connection with any occurrence or event described in Section 3 above, Indemnitors shall perform or cause to be performed the Remedial Work in compliance with such Applicable Laws, order or agreement; provided, that Indemnitors may withhold such compliance pursuant to a good faith dispute regarding the application, interpretation or validity of the law, regulation, order or agreement, subject to the requirements of Section 6 below. All Remedial Work shall be performed by one or more contractors, selected by Indemnitors and approved in advance by Lender, and under the supervision of a consulting engineer, selected by Indemnitors and approved in advance by Lender. Indemnitors shall pay all costs and expenses of such Remedial Work including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and Lender’s reasonable attorneys’ and paralegals’ fees and costs incurred in connection with monitoring or review of such Remedial Work. If Indemnitors fail to commence such Remedial Work or to diligently prosecute it to completion, Lender may, but shall not be required to, cause such Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith, shall be Costs within the meaning of Section 3 above. All such Costs shall be due and payable 10 days after written demand therefor by Lender.
     5. Operations and Maintenance Plan. Indemnitors shall implement one or more operations and maintenance plans (each an “O&M”) for the Property as required by this Section. If the Property includes one or more buildings constructed prior to 1980, Indemnitors shall implement an asbestos O&M to maintain the condition of materials presumed to contain asbestos, except as otherwise provided in subsection (c) of this Section. If the Property includes one or more buildings constructed prior to 1978 and all or any part of such buildings is used for residential purposes, Indemnitors shall implement a lead-based paint O&M to maintain the condition of painted surfaces presumed to contain lead, except as otherwise provided in subsection (c) of this Section. If an O&M is required as provided above, Indemnitors shall:
          (a) Implement an O&M using Lender’s form O&M’s, which will be provided by Lender upon Indemnitors’ request;
          (b) Engage Indemnitors’ own asbestos/lead consultant at Indemnitors’ expense to develop appropriate site-specific O&M’s; or
          (c) Engage Indemnitors’ own asbestos/lead consultant at Indemnitors’ expense to conduct a comprehensive asbestos/lead paint survey. If such survey determines that asbestos-containing materials and/or lead-based paint are located on the Property, Indemnitors shall implement an O&M under subsection (a) or (b) of this Section for such asbestos-containing materials and/or lead-based paint. If no asbestos-containing materials or lead-based paint are detected in such survey, then no O&M is required so long as Indemnitors’ consultant affirmatively concludes in the report that the improvements at the Property are free from asbestos-containing materials and lead-based paint.
Any such consultant retained by Indemnitors must be satisfactory to Lender and must be legally authorized to perform the relevant services in the state where the Property is located. Notwithstanding the age of the improvements on the Property, Lender may require, from time to time, Indemnitors to implement an O&M because of the presence or potential presence of asbestos, lead-containing paint or other hazardous substances on the Property, Indemnitors shall implement and follow the requirements of any such O&M, maintain records of such compliance at the Property, and make such records immediately available to Lender upon request by Lender. Lender may require Indemnitors to implement such an O&M at any time and without regard to whether (i) an Event of Default exists or (ii) Lender knew of the existence of the facts or legal requirements leading to such requirement for an O&M at the time the Loan was made or at any other time prior to the time Lender imposes such requirement.
     6. Permitted Contests. Notwithstanding any provision of this Agreement to the contrary, Indemnitors will be permitted to contest, subject to compliance with the requirements of this Section and by appropriate action, any Remedial Work requirement. Lender shall not perform such Remedial Work on Indemnitors’ behalf so long as: (a) no Event of Default (as defined in the Note) has occurred and is continuing; (b) Indemnitors have given Lender written notice that Indemnitors are contesting or will contest such requirement and Indemnitors actually contest such requirement by appropriate proceedings conducted in good faith with due diligence; and (c) such contest does not subject Lender to liability and does not jeopardize Lender’s lien on or interest in the Property or adversely affect the payment of any sums to be paid to Lender under the Loan Documents. Indemnitors shall give such security or assurances as may reasonably be required by Lender to ensure compliance with the legal requirements pertaining to the Remedial Work (and payment of all costs, expenses, interest and penalties in connection therewith) and to prevent any sale, forfeiture or loss by reason of such nonpayment or noncompliance.

     7. Subrogation of Indemnity Rights. If any Indemnitor fails to perform its obligations under this Agreement, Lender shall be subrogated to any rights such Indemnitor may have against any present, future or former owners, tenants, occupants, other users of the Property (or any portion thereof), or any other person or entity relating to the matters covered by this Agreement.
     8. Independent Obligations; Survival. The obligations of Indemnitors under this Agreement shall survive the consummation and repayment of the Loan, release or foreclosure of the Security Instrument or transfer in lieu of such foreclosure. The obligations of Indemnitors under this Agreement are separate and distinct from the obligations of Indemnitors under the Loan Documents. Each Indemnitor is jointly and severally liable for the obligations of Indemnitors under this Agreement. This Agreement may be enforced by Lender without regard to any other rights and remedies Lender may have against Indemnitors under the Loan Documents or otherwise and without regard to any limitations on Lender’s recourse that may be provided in the Loan Documents. Enforcement of this Agreement by either judicial or nonjudicial action shall not be deemed to constitute an action for recovery of the Loan indebtedness nor for recovery of a deficiency judgment against Indemnitors following foreclosure of the Security Instrument.
     9. Payment and Interest. All amounts payable to Lender or any other Indemnified Party under this Agreement shall be payable 10 days after written demand by the Indemnified Party entitled to such payment. All costs and other payments required to be paid by Indemnitors to Lender or any other Indemnified Party under this Agreement shall bear interest at the rate or rates from time to time borne by the Note from the date the applicable Indemnified Party pays any amount reimbursable by Indemnitors under this Agreement until repaid to the applicable Indemnified Party.
     10. Attorneys’ Fees and Legal Expenses. If any breach of Indemnitors’ obligations under this Agreement occurs or if any dispute arises relating to the interpretation, enforcement or performance of this Agreement, each Indemnified Party shall be entitled to collect from Indemnitors on demand all fees and expenses incurred in connection therewith, including but not limited to fees of attorneys, accountants, appraisers, environmental inspectors, consultants, expert witnesses, arbitrators, mediators and court reporters. Without limiting the generality of the foregoing, Indemnitors shall pay all such fees and expenses incurred in connection with (a) arbitration or other alternative dispute resolution proceedings, trial court actions and appeals; (b) bankruptcy or other insolvency proceedings of any Indemnitor or any other party liable for any of the obligations of this Agreement; (c) post-judgment collection proceedings; (d) all claims, counterclaims, cross-claims and defenses asserted in any of the foregoing whether or not they arise out of or are related to this Agreement; (e) all preparation for any of the foregoing; and (f) all settlement negotiations with respect to any of the foregoing.
     11. Time of Essence. Time is of the essence under this Agreement and in the performance of every term, covenant and obligation contained herein.
     12. Miscellaneous. If any term of this Agreement or any application thereof shall be invalid, illegal or unenforceable, the remainder of this Agreement and any other application of such term shall not be affected thereby. No delay or omission in exercising any right under this Agreement shall operate as a waiver of such right or any other right. This Agreement shall inure to the benefit of, and be enforceable by, Lender and the other Indemnified Parties, including, without limitation, any assignee or purchaser of all or any portion of Lender’s interest in the Loan, the Loan Documents or the Property. No consent by Indemnitors shall be required for any assignment or reassignment of the rights of Lender under this Agreement to any such assignee or purchaser. As used in this Agreement, the plural form shall include the singular form and the singular form shall include the plural form as and where required by the context of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the state where the Property is located.
     13. Partners’ Assets. Notwithstanding any contrary provision of applicable law, each general partner in any partnership that is a party hereto, agrees that the Indemnified Parties need not exhaust the partnership assets of such partnership before executing upon the assets of such general partner in satisfaction of the obligations evidenced hereby, but may execute upon such general partner’s assets prior to, at the same time as or after executing upon the partnership assets of such partnership. Each such general partner shall be jointly and severally liable for such obligations with all other persons and entities liable therefor.

DATED as of the day and year first above written.

MEMBER:	APARTMENT ASSETS, LLC, a Delaware limited liability company
By:
Name:
Its:

BORROWER:

EXHIBIT A
LEGAL DESCRIPTION